Exhibit 4.7

Execution Version

AMENDMENT LETTER

PRIVATE & CONFIDENTIAL

From:	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch as facility agent under the Facility Agreement (defined below) (the Facility Agent)
To:	Cadeler A/S (the Borrower)
And to:	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch as mandated lead arranger under the Facility Agreement (defined below) (the Mandated Lead Arranger)

26 August	2024

Dear Sirs

Cadeler A/S - Amendment Letter in respect of the originally €50,000,000 facility agreement

We refer to the originally €50,000,000 loan facility agreement dated 15 November 2023 made between, among others, the Borrower and The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch as Facility Agent and Green Loan Co-ordinator (the Facility Agreement). Terms defined (or incorporated by reference) in the Facility Agreement, unless otherwise defined in this letter or the context requires otherwise, have the same meaning when used in this letter.

1	Interpretation

Clauses 1.2 (Construction) and 1.4 (Third party rights) of the Facility Agreement will apply as if incorporated in this letter and as if all references in such clauses to “this Agreement” were a reference to this letter. In addition:

Effective Date means the date on which the Facility Agent has received:

(a)a fully executed copy of this letter duly executed by each party hereto; and

(b)a fully executed copy of the SCB Upfront Fee Letter, duly executed by each party thereto; and

SCB Upfront Fee Letter means the fee letter dated on or about the date hereof and entered into by and between the Borrower and Standard Chartered Bank (Singapore) Limited.

2	Amendments to the Facility Agreement
2.1

The Facility Agent (acting on the instructions of all the Lenders) hereby agrees that, with effect from the Effective Date, clause 2.2 (Increase) of the Facility Agreement shall be deleted in its entirety and replaced with the following:

“(a)

Subject to the terms of this Agreement, the Borrower may, at any time and from time to time, by delivering a written notice substantially in the form set out in Schedule 9 (the “Increase Confirmation”) to the Facility Agent, request that the Total Commitments be increased (and the Commitments shall be so increased), in an aggregate amount of up to €75,000,000 (the “Increase Commitments”), provided that:

(i)

the Increase Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the Increase Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(ii)

the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the Increase Commitments which it is to assume;

(iii)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(iv)	the Commitments of the other Lenders shall continue in full force and effect;
(v)

any increase in the Commitments shall take effect on the date specified by the Borrower in the notice mentioned above or any later date on which the Facility Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender;

(vi)	no Default is continuing or might reasonably be expected to result from any increase in the Commitments; and
(vii)

the aggregate of the Total Commitments (taking into account any increase to the Total Commitments that occurred prior to the date of this letter in accordance with this Clause 2.2) shall not exceed €125,000,000.”

3	Consents and instructions
3.1	By executing this letter, the Facility Agent confirms that it is acting on the instructions of all the Lenders in accordance with clause 37.2 (All Lender matters) of the Facility Agreement.
3.2

By executing this letter, the Mandated Lead Arranger acknowledges the fee payable by the Borrower under the terms of the SCB Upfront Fee Letter and further acknowledges and agrees that notwithstanding paragraph 3(b) of the Fee Letter dated 15 November 2023 and entered into between the Mandated Lead Arranger and the Borrower (the HSBC Upfront Fee Letter), no Additional Arrangement Fee (as such term is defined in the HSBC Upfront Fee Letter) is payable to the Mandated Lead Arranger in relation to the Increase Commitments assumed by Standard Chartered Bank (Singapore) Limited.

4	Confirmations

Each of the parties hereto hereby acknowledges, agrees and confirms that with effect from the Effective Date, all references to the Facility Agreement in any of the Finance Documents to which it is a party shall henceforth be references to the Facility Agreement as amended by this letter and as from time to time hereafter amended.

5	Representations

The Borrower makes the Repeating Representations on the Effective Date by reference to the facts and circumstances then existing.

6	General
6.1	The provisions of the Facility Agreement and the other Finance Documents will, except as expressly amended by this letter, continue in full force and effect.
6.2

Nothing in this letter shall constitute a waiver, or prejudice, diminish or otherwise adversely affect, any of the present or future rights, remedies, powers or discretions of the Finance Parties arising in respect of or pursuant to the Finance Documents, nor shall any single or partial exercise of any right, remedy, power or discretion prevent any further or other exercise or the exercise of any other right, remedy, power or discretion.

7	Governing law

This letter and any non-contractual obligations connected with it are governed by English law.

8	Dispute resolution

Clause 44 (Enforcement) of the Facility Agreement shall apply as if set out in full in this letter, and as if references in that clause to “the Finance Documents” or “any Finance Document” were references to “this letter”.

9	Miscellaneous
9.1

Clauses 33 (Notices), 35 (Partial invalidity), 36 (Remedies and waivers) and 37 (Amendments and waivers) of the Facility Agreement shall apply as if set out in full in this letter, and as if any references in those clauses to “the Finance Documents” or “any Finance Document” were references to “this letter”.

9.2	This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.
9.3	The Facility Agent and the Borrower hereby designate this letter and the SCB Upfront Fee Letter a Finance Document in accordance with the definition of Finance Document in the Facility Agreement.

Please acknowledge your agreement to the terms of this letter by countersigning the duplicate and returning it to us.

/s/ Andrea Stevenson

For and on behalf of
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
as Facility Agent

Name:	Andrea Stevenson
Vice President
Title:	Issuer Services

BORROWER

We agree to the above terms.

/s/ Peter Brogaard Hansen

For and on behalf of
CADELER A/S
as Borrower

Name:	PETER BROGAARD HANSEN

Title:	CFO

MANDATED LEAD ARRANGER

We agree to the above terms.

For and on behalf of
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
as Mandated Lead Arranger

Name:

Title:

BORROWER

We agree to the above terms.

For and on behalf of
CADELER A/S
as Borrower

Name:

Title:

MANDATED LEAD ARRANGER

We agree to the above terms.

/s/ LIM Jit Min

For and on behalf of THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH as Mandated Lead Arranger

Name:	LIM Jit Min
Managing Director
Head of Large Local Corporates
Title:	Global Banking
The Hongkong & Shanghai Banking
Corporation Limited, Singapore